Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Common Stock Approved for Listing on the NASDAQ Capital Market
Trading Set to Begin on September 12, 2006
BRENTWOOD, Tenn.—September 11, 2006—Advocat (OTC BB: AVCA), which provides long term care services to nursing home patients, today announced that its common shares have been approved for listing on the NASDAQ Capital Market under the symbol “AVCA”. The Company’s common shares are expected to begin trading on the NASDAQ Capital Market on Tuesday, September 12, 2006.
“Qualifying for the NASDAQ Capital Market is an important milestone for Advocat and underscores the favorable results from our restructuring and strategic initiatives over the last several quarters,” commented William R. Council, CEO of Advocat. “We look forward to benefiting from the expanded investment community visibility and the potential for increased liquidity and trading efficiency that the NASDAQ Capital Market offers.”
About Advocat
Advocat provides long-term care services to nursing home patients in eight states, primarily in the southeast. The Company has 43 centers containing 4,505 licensed nursing beds. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc
Forward-Looking Statements
Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, changing economic conditions as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
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